Exhibit 10.2
SJW GROUP
EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN
AS AMENDED AND RESTATED OCTOBER 28, 2020

I.	PURPOSE OF THE PLAN
This SJW Group Executive Officer Short-Term Incentive Plan, as amended and restated (the “Plan”) is intended to promote the interests of SJW Group (the “Company”) and its shareholders by maintaining a compensation program to provide the Company’s executive officers with the opportunity to earn incentive compensation awards that are tied to the achievement of specific performance objectives.
The Plan was initially adopted by the Company’s Board of Directors (the “Board”) on January 30, 2008 and approved by the Company’s shareholders at the 2008 Annual Shareholders Meeting. The Plan was amended and restated by the Board on January 30, 2013 and approved by the Company’s shareholders at the 2013 Annual Meeting. The Plan was further amended and restated by the Board on October 28, 2020.

II.	PLAN STRUCTURE
A.    Incentive compensation awards shall be earned under the Plan on the basis of the Company’s performance measured in terms of one or more pre-established performance objectives to be attained over a designated performance period (the “Performance Period”). Each applicable Performance Period under the Plan shall be established by the Plan Administrator and may range in duration from a minimum period of twelve (12) months to a maximum period of sixty (60) months.
B.    No incentive compensation award shall be earned with respect to a particular performance objective unless that performance objective is attained at the minimum threshold level. The Participant may earn an incentive compensation award at a dollar amount in excess of the target incentive compensation award amount set for the Participant for a particular Performance Period if the applicable performance objectives for that Performance Period are attained at an above-target level.
C.    The Plan Administrator shall have the discretionary authority to reduce the actual incentive compensation award amount payable to any Participant below the amount that would otherwise be payable to that individual based solely on the attained level of the performance objectives for the applicable Performance Period. In no event, however, may the Plan Administrator increase the incentive compensation award amount payable to a Participant beyond the maximum incentive compensation award amount set for the attained level of performance.

III.	PLAN ADMINISTRATION
A.    The Plan shall be administered by a committee of two or more non-employee members of the Board. Such committee in its capacity as administrator of the Plan (the “Plan Administrator”) shall have full power and authority (subject to the express provisions of the Plan) to:

(i)	establish the duration of each Performance Period;

(ii)	select the eligible individuals who are to participate in the Plan for such Performance Period;

(iii)
determine the specific performance objectives for each Performance Period at one or more designated levels of attainment and set the incentive compensation award potential for each participant at each corresponding level of attainment;

(iv)
determine the attained level of the applicable performance objectives for the Performance Period and determine, on the basis of such level of attainment, the actual incentive compensation award amount for each participant in an amount not to exceed his or her maximum incentive compensation award potential for the level of attainment; and

(v)
exercise discretionary authority, when appropriate, to reduce the actual incentive compensation award amount payable to any participant below his or her incentive compensation award potential for the level at which the applicable performance objectives for the Performance Period are attained.

B.    The Plan Administrator shall also have full power and authority to interpret and construe the provisions of the Plan and adopt rules and regulations for the administration of the Plan.
C.    Decisions of the Plan Administrator shall be final and binding upon all parties who may have an interest in the Plan or any incentive compensation award amount payable under the Plan.

IV.	ELIGIBILITY AND PARTICIPATION
A.    The individuals eligible to participate in the Plan shall be limited to: (i) the executive officers of the Company subject to the short-swing trading provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) other key employees of the Company or its subsidiaries. The Plan Administrator shall have complete discretion in selecting the eligible individuals who are to participate in the Plan for one or more Performance Periods.
B.    An individual selected for participation in the Plan for a Performance Period shall cease to be a participant and shall not be entitled to any incentive compensation award payment for that Performance Period if such individual ceases Employee status for any reason prior to the date that Performance Period ends (the “Completion Date”); provided, however, that the following participants shall receive a portion of the actual incentive compensation award to which they would otherwise have been entitled pursuant to Articles V and VI, on the basis of the level at which the applicable performance objectives are in fact attained for that Performance Period, had they continued in Employee status through the Completion Date:

(i)	any participant who ceases Employee status prior to the Completion Date by reason of death or Disability;

(ii)
any participant whose Employee status terminates under circumstances entitling that individual to a full or pro-rata incentive compensation award pursuant to the express terms of any agreement or arrangement to which that individual and the Company are parties; and

(iii)
any participant whose Employee status terminates under special circumstances that warrant, in the Plan Administrator’s sole discretion, a pro-rated incentive compensation award for that Performance Period.

C.    In no event shall the incentive compensation award paid to any participant pursuant to Paragraph IV.B exceed the dollar amount determined by dividing: (i) the actual incentive compensation award to which that participant would have become entitled pursuant to Articles V and VI, on the basis of the level at which the applicable performance objectives for the Performance Period are in fact attained, had he or she continued in Employee status through the Completion Date by (ii) a fraction the numerator of which is the number of days such individual remained in active Employee status during that Performance Period and the denominator of which is the total number of days in such Performance Period; provided, however, that a participant covered under subparagraph (ii) of Paragraph IV.B may become entitled, pursuant to the terms of his or her agreement or arrangement with the Company, to the full amount of the incentive compensation award earned for the Performance Period on the basis of the level at which the applicable performance objectives are in fact attained.
D.    For purposes of this Article IV, the following definitions shall be in effect:

(i)	A participant shall be deemed to continue in “Employee” status for so long as that individual remains in the employ of the Company or any parent or subsidiary of the Company.

(ii)
A participant shall be deemed to have ceased Employee status by reason of a “Disability” if such cessation of Employee status occurs by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(iii)
Each corporation (other than the Company) in an unbroken chain of corporations ending with the Company shall be considered to be a “parent” of the Company, provided that each such corporation (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(iv)
Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a “subsidiary” of the Company, provided that each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

E.    A participant who is absent from active Employee status for a portion of a Performance Period by reason of an authorized leave of absence shall not be deemed to have ceased Employee status during the period of that leave. However, any incentive compensation award to which such participant may otherwise become entitled under the Plan for that Performance Period based on the level at which the applicable performance objectives for such Performance Period are in fact attained shall be pro-rated based on the portion of that Performance Period during which that individual is in active working status and not on such leave of absence, unless the Plan Administrator otherwise deems it appropriate under the circumstances to provide that individual with the full incentive compensation award that he or she would have earned for that Performance Period, on the basis of the level at which the applicable performance objectives are in fact attained, had there been no leave of absence.

V.	DETERMINATION OF PERFORMANCE GOALS AND POTENTIAL INCENTIVE COMPENSATION AWARD AMOUNTS
A.    Participants shall be eligible to earn a cash incentive compensation award under the Plan for each Performance Period for which one or more performance objectives established by the Plan Administrator for that Performance Period are attained. The Plan Administrator shall establish the specific performance objectives for each Performance Period. In no event may a performance objective be established at a time when there exists no substantial uncertainty as to its attainment.
B.    For each Performance Period, the performance objectives may be based on one or more of the following criteria: (i) pre-tax or after-tax earnings, profit or net income; (ii) revenue or revenue growth; (iii) earnings per share; (iv) return on assets, capital, shareholder equity or rate base; (v) total shareholder return; (vi) gross or net profit margin; (vii) cash flow, operating cash flow or free cash flow; (viii) approved rate increases; (ix) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (x) increases in customer base; (xi) operating income, net operating income or net operating income after recorded tax expense; (xii) operating profit, net operating profit or net operating profit after recorded tax expense; (xiii) operating margin; (xiv) cost reductions or other expense control objectives; (xv) market price of the Common Stock, whether measured in absolute terms or in relationship to earnings or operating income; (xvi) compliance with applicable environmental requirements or applicable regulatory requirements; (xvii) budget objectives; (xviii) working capital; (xix) mergers, acquisitions or divestitures; (xx) attainment of water industry objectives measured in terms of water quality, service, reliability and efficiency; (xxi) measures of customer satisfaction; (xxii) property purchases or sales; (xxiii) construction goals; (xxiv) plant utilization or capacity; (xxv) litigation or regulatory resolution goals; (xxvi) rate base objectives; (xxvii) credit rating; (xxviii) application approvals; (xxix) economic value added; (xxx) productivity goals; (xxxi) capital budget or capital expenditures; (xxxii) objectives tied to capital growth; (xxxiii) human capital measures or metrics; (xxxiv) strategic plan development and implementation and/or achievement of synergy targets; (xxxv) environmental, social and governance efforts and improvements; and (xxxvi) operational and organization goals. Each performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above either in terms of the Company’s performance or in relation to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance goal may provide for appropriate adjustments or exclusions for one or more of the following items: (a) asset impairments or write-downs; (b) litigation and governmental investigation expenses, and amounts paid with respect to judgments, verdicts and settlements in connection therewith; (c) the effect of changes in tax law, accounting principles, any public utility commission rules and regulations or any other such laws, regulations or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) costs and expenses incurred in connection with mergers and acquisitions; (f) any extraordinary or nonrecurring items; (g) bonus or incentive compensation costs and expenses associated with cash-based awards made under the Plan, the Company’s Long-Term Incentive Plan, or other cash-paid bonus or incentive compensation plans or arrangements of the Company or any Parent or Subsidiary; (h) items of income, gain, loss or expense attributable, in the year of acquisition, to the operations of any business acquired by the Company or any Parent or Subsidiary; (i) items of income, gain, loss or expense attributable to any joint venture in which the Company or any Parent or Subsidiary participates; (j) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any Parent or Subsidiary or the gain or loss realized upon the sale of any such business or the assets thereof; and (k) the effects of any corporate transaction, such as a merger, consolidation, separation or reorganization.
C.    For each performance objective, the Plan Administrator may establish up to three (3) designated levels of attainment: threshold, target and above-target levels of attainment. At the time the performance objectives for a particular Performance Period are established, the Plan Administrator shall also set the incentive compensation award potential for each participant at each of the designated performance levels. Alternatively, the Plan Administrator may establish a linear formula for determining the incentive compensation award potential at various points of performance goal attainment. Under no circumstance, however, shall the aggregate incentive compensation award potential for any participant for any Performance Period exceed the applicable Maximum Incentive Compensation Award Amount set forth in Paragraph VI.B.
D.    The actual incentive compensation award to be paid for each Performance Period shall be determined by the Plan Administrator on the basis of the level at which each of the performance objectives applicable to that Performance Period is in fact attained. Accordingly, each performance objective shall be measured separately in terms of actual level of attainment and shall be weighted, equally or in such other proportion as the Plan Administrator shall determine at the time such performance objectives are established, in determining the actual incentive compensation award payable to each participant for the Performance Period. For example, if four (4) performance objectives are established for the Performance Period and weighted equally, then each of those objectives attained at target level will contribute an amount equal to twenty-five percent (25%) of the total incentive compensation award payable to the participant at target level performance, and each objective attained at above-target level will contribute an amount equal to twenty-five percent (25%) of the total incentive compensation award payable to the participant at above-target level performance. However, no incentive compensation award amount shall be payable with respect any performance objective, unless the specified threshold level for that objective is attained.
E.    The Plan Administrator shall determine the actual level of attainment of each performance objective for the Performance Period before any incentive compensation award is paid for that Performance Period.

VI.	INDIVIDUAL INCENTIVE COMPENSATION AWARDS
A.    The actual incentive compensation award to be paid to each participant for a particular Performance Period will be determined on the basis of the incentive compensation award potential established for that individual at the various levels of attainment designated for each of the performance objectives applicable to that Performance Period. Should the actual level of attainment of any such performance objective be between two of the designated levels, then the participant’s incentive compensation award potential will be interpolated on a straight-line basis. In no event shall any participant be awarded total incentive compensation in excess of the amount determined on the basis of the incentive compensation award potential (as so interpolated) established for the particular level at which each of the applicable performance objectives for the Performance Period is in fact attained. However, the Plan Administrator shall have the discretion to reduce or eliminate the incentive compensation award that would otherwise be payable with respect to one or more performance objectives based on their level of attainment as determined by the Plan Administrator.
B.    The maximum incentive compensation award payment under the Plan (the “Maximum Incentive Compensation Award Amount”) that any one participant may receive shall be limited to One Million Dollars ($1,000,000) for each full or partial calendar year included within the applicable Performance Period, up to a maximum award of Five Million Dollars ($5,000,000) for any Performance Period with a maximum duration of sixty (60) months.
C.    Except as otherwise provided in Paragraphs IV.B and C above, no participant shall accrue any right to receive an incentive compensation award under the Plan unless that participant remains in Employee status through the Completion Date of the Performance Period. Accordingly, no incentive compensation award payment shall be made to any participant who ceases Employee status prior to the Completion Date, provided, however, that the provisions of Paragraphs IV.B and C shall govern the incentive compensation award entitlement of participants whose Employee status terminates under the various circumstances set forth in those provisions.
D.    The actual incentive compensation award which a participant earns for a particular Performance Period shall be paid pursuant to the following procedures:

(i)
Within sixty (60) days following the completion of the Performance Period, the Plan Administrator shall meet to determine the actual levels at which the performance objectives for such period have been attained and determine, on the basis of such levels of attainment, the actual incentive compensation award amount to be paid to each participant for that Performance Period.

(ii)
Within fifteen (15) business days following the completion of such determination process, the actual incentive compensation award amount determined for each participant shall be paid, subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

(iii)
The incentive compensation award earned for each Performance Period shall be paid no later than the first business day of March of the calendar year (the “Post-Performance Year”) immediately following the calendar year in which the Completion Date for that Performance Period occurs. In no event will an incentive compensation award be paid earlier than the first day of the Post-Performance Year, unless an earlier payment date for such incentive compensation award would not otherwise result in adverse tax consequences under Section 409A of the Code. A participant may, however, defer the receipt of his or her incentive compensation award payment until separation from service or other designated date through a timely election made under the Company’s Special Deferral Election Plan.

E.    All incentive compensation award payments shall be made in cash.

VII.	GENERAL PROVISIONS
A.    The Plan and all rights hereunder shall be construed, administered and governed in all respects in accordance with the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
B.    The Plan is intended to comply with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. However, payments to participants for one or more Performance Periods may be structured so as to comply with the “short term deferral exception” to Code Section 409A. Accordingly, for those particular Performance Periods, the provisions of the Plan shall be applied, construed and administered so that payments made for those Performance Periods qualify for such exception, to the maximum extent allowable. However, to the extent the incentive compensation award program in effect for any Performance Period is deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A, the provisions of the Plan applicable to that Performance Period shall be applied, construed and administered so that the incentive compensation award payments for that Performance Period are made in compliance with the applicable requirements and limitations of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.
C.    The Plan Administrator may at any time amend, suspend or terminate the Plan, provided such action does not adversely affect the rights and interests of participants accrued to date under the Plan or otherwise impair their ability to earn an incentive compensation award based upon the performance objectives established by the Plan Administrator for the then-current Performance Period.
D.    Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.
E.    The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.
F.    No participant shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law. However, should a participant die before payment is made of the actual incentive compensation award to which he or she has become entitled under the Plan, then that incentive compensation award shall be paid to the executor or other legal representative of his or her estate.
G.    No amounts accrued or earned under the Plan shall actually be funded, set aside or otherwise segregated prior to actual payment. The obligation to pay the incentive compensation award that actually becomes due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely and exclusively to the general assets of the Company for payment.